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                                                                    EXHIBIT 99.1


AT THE COMPANY                                                      ON THE WEB
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Thomas G. Smith                                             www.forestcity.net
Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

FOREST CITY TO ISSUE
$200 MILLION IN SENIOR NOTES


CLEVELAND - MAY 9, 2003 - FOREST CITY ENTERPRISES, INC. (NYSE: FCEA AND FCEB) today announced that it intends to offer $200 million of Senior Notes in a public offering.

The Company expects to use the net proceeds from the offering to redeem not less than $100 million of the Company's outstanding $200 million 8.5% Senior Notes due 2008, with any remaining proceeds used to repay recourse debt outstanding under the company's $350 million credit facilities.

The underwriters of this offering are Goldman, Sachs & Co., Merrill Lynch & Co., McDonald Investments Inc., NatCity Investments, Inc., Comerica Securities, Credit Lyonnais Securities, Fleet Securities, Inc., ABN AMRO Incorporated, and U.S. Bank Corp Piper Jaffray.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forest City Enterprises, Inc. is a $5 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company's portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 21 states and the District of Columbia.
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